EXHIBIT 4.5

FOURTH AMENDMENT

TO THE

EQT CORPORATION
EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2015)

This Fourth Amendment (the “Fourth Amendment”) to the EQT Corporation Employee Savings Plan (As Amended and Restated Effective as of January 1, 2015) (the “Plan”) is made by EQT Corporation (the “Company”) and is effective as of the dates set forth below.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted and presently maintains the Plan, which was most recently amended and restated effective January 1, 2015;

WHEREAS, the Company now desires to amend the Plan, effective as of the dates set forth herein, to clarify the rules for reinvestment of dividends paid under the Employee Stock Ownership Plan feature of the Plan in instances where a participant in the Plan was approved for and took a hardship distribution from the Plan;

WHEREAS, in accordance with the Compliance Statement issued August 22, 2018 to the Plan by the Internal Revenue Service (“IRS”) under its Voluntary Correction Program (the “Compliance Statement”), the Company now desires to amend the Plan on a retroactive basis to correct certain operational failures related to the administration of participants’ accounts following hardship distributions during the 2010 — 2015 Plan years;

WHEREAS, the IRS has approved such amendment to the Plan in the Compliance Statement; and,

WHEREAS, under Section 11.1 of the Plan, the Company reserved the right to amend the Plan at any time, including by action of the Company’s President and Chief Executive Officer or its Vice President & Chief Human Resources Officer, subject to certain limitations not applicable to this Fourth Amendment.

NOW, THEREFORE, pursuant to Section 11.1 of the Plan, the Company hereby amends the Plan as follows:

Effective for all Plan Years starting after December 31, 2009:

1.                                      Section 9.10 (“Hardship Distribution”) is amended by deleting the third paragraph thereof and replacing it with the following paragraph (new text underlined and deleted text stricken):

“A distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Participant only if:

(a)                                 (1)                                 For Plan Years starting after December 31, 2009, and before January 1, 2016:

The Participant has obtained all then available distributions (excluding any distribution of dividends available under Code Section 404(k) or Section 16.8 of the Plan), other than hardship distributions, and all nontaxable loans under all plans maintained by the Controlled Group.  For purposes of this Section 9.10(a)(1) only, a Participant is deemed to have obtained all then available distributions notwithstanding that dividends credited to such Participant’s account under Section 16.8 of the Plan are not distributed in cash to the Participant, but instead are reinvested in Company stock prior to, at the time of, or within six (6) months following, the hardship distribution.

(2)                                 For Plan Years beginning on and after January 1, 2016:

The Participant has obtained all then available distributions (including any distribution of dividends available under Code Section 404(k) or Section 16.8 of the Plan), other than hardship distributions, and all nontaxable loans under all plans maintained by the Controlled Group.  For purposes of this Section 9.10(a)(2) only, a Participant is treated as having obtained all available distributions of dividends under Code Section 404(k) or Section 16.8 of the Plan only if, at the time the hardship distribution is approved, such Participant has a valid election on file to receive in cash (or other available means of transfer, such as electronic funds transfer) any current or future dividend payment that has been approved by the Company and, subject to any standard administrative limits for required minimum distribution values, is available to the Participant to elect to receive under Section 16.8 of the Plan.  Future dividend payments, if any, approved or made available to Participants on any date following the date the hardship distribution is approved shall not be treated as being available as of the date of the hardship distribution; ~~or~~

(b)                                 The Participant’s Contract Contributions (and related Matching Contributions) under this Plan, and his elective contributions and employee contributions under the Plan and any other plan(s) maintained by the Controlled Group, including any employee stock purchase plan maintained by the Controlled Group, shall be suspended for six (6) months after the receipt of the hardship distributions, however, for all Plan Years starting after December 31, 2009, and before January 1, 2016, dividends under Section 16.8 that are credited to a Participant’s ESOP Account and reinvested in Company Stock shall not be considered an elective contribution for purposes of this Section 9.10(b); and

(c)                                  The distribution is not in excess of the amount required to meet an immediate and heavy financial need, including any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution, which immediate and heavy financial need was created by the financial hardship of the Participant and which amount is not reasonably available to the Participant from other sources.”

2.                                      In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.  In order to maintain the terms of the Plan in a single document, this Fourth Amendment may be incorporated into the most recent restatement of the Plan and the Table of Contents and any section numbers and section references or cross-references can be corrected and/or updated at any time.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed by its duly authorized officer this 6th day of November, 2018.

ATTEST		EQT CORPORATION

By:	/s/ Nicole H. King Yohe	By:	/s/ Charlene Petrelli
	Nicole H. King Yohe		Charlene Petrelli
	Corporate Secretary		Vice President & Chief Human Resources Officer